Exhibit 1.2

[Translation]

HD Regulations of the Board of Directors

Article 1 (Purpose)

Matters relating to the Board of Directors of the Company shall be governed by these Regulations, as well as relevant provisions of laws and regulations or the Articles of Incorporation.

Article 2 (Organization)

The Board of Directors shall comprise all Directors.

Article 3 (Competence)

The Board of Directors shall set out the direction of the Group as a whole and create an environment that supports risk-taking in order to achieve sustainable growth and enhance the medium- to long-term corporate value of the Group as a whole. The Board of Directors shall make decisions on important management matters, including the optimal allocation of management resources, as well as matters prescribed by laws, regulations, the Articles of Incorporation, and these Rules, and shall supervise the execution of the duties of directors and corporate officers.

Article 4 (Company Auditors)

Company Auditors shall attend the Board of Directors meeting and shall state their opinions as they deem it necessary.

Article 5 (Holding of Meetings)

1.	Board of Directors meetings shall be held at least once every three months; provided that, an extraordinary meeting may be held as necessary.

Article 6 (Convener and Chair)

1.	Board of Directors meetings shall be convened by the Chairperson, Representative Director, who shall act as chair of the meeting.

2.

If the Chairperson, Representative Director is unable to act, the President, Representative Director shall do the same, and if the President, Representative Director is unable to act, another Director determined in accordance with an order stipulated in advance by the Board of Directors shall do the same.

3.	Each Director and each Company Auditor may request the Convenor to convene a meeting of the Board of Directors in writing specifying the subject matter of such meeting of the Board of Directors.

Article 7 (Convocation Procedures)

1.

Notice of convocation of a meeting of the Board of Directors shall be issued to each Director and each Company Auditor at least two days prior to the date of the meeting; provided that, in case of emergency, such period may be shortened, or if agreed by all the Directors and Companies Auditors, a meeting may be held without following the convocation procedures.

1

2.

Notice of convocation of a meeting of the Board of Directors shall be given in writing stating the time and date, place and subject matter of the Board of Directors meeting; provided that, the same may be given orally in case of emergency.

Article 8 (Matters to be Resolved)

1.	Matters requiring a resolution by the Board of Directors shall be as set forth in Appendix 1.

2.

Notwithstanding the preceding paragraph, if it is otherwise provided by laws and regulations or if urgent handling is necessary, a matter to be resolved may be handled by the President, Representative Director as appropriate; provided that, in such a case, he/she must report the content of such handling at the Board of Directors meeting held immediately thereafter and obtain approval.

3.

In principle, matters that require discussion at the Group Strategy Committee as described in Appendix 1 shall be submitted to the committee before they are submitted to the Board of Directors. However, this provision does not apply to urgent matters that is unable to be submitted to the committee.

4.

Matters designated as not requiring discussion by the Group Strategy Committee in Appendix 1 may be consulted by a relevant committee if careful consideration is deemed necessary. In such a case, the Board of Directors shall adopt a resolution after careful discussion based on the report from such a committee.

5.

Matters to be resolved for which the governance committee on nomination and remuneration provided advice and proposal, such as those about appointment, remuneration, etc., shall be resolved, fully respecting such advice and proposal.

Article 9 (Matters to be Reported / Matters to be Discussed)

Directors who serve concurrently as the Chairperson, Representative Director, the President, Representative Director or an corporate officer must report the status of execution of their duties at the Board of Directors meeting at least once every three months. Moreover, the Board of Directors must discuss such reported matters as necessary. Matters to be reported and matters to be discussed shall be as set forth in Appendix 2.

Article 10 (Method of Resolution)

1.

A resolution of a meeting of the Board of Directors shall be adopted by a majority of the Directors present at the meeting where a majority of the Directors entitled to participate in voting are present.

2.

With regard to any such resolution as under the preceding paragraph, any Director who has a special interest therein shall not participate in voting. In such a case, such Director shall not be included in the number of Directors present at the meeting.

3.	If such requirements as stipulated under Article 370 of the Companies Act are satisfied, a resolution of the Board of Directors shall be deemed to have been adopted.

Article 11 (Attendance of Relevant Persons)

The Board of Directors may allow a person other than a Director or a Company Auditor to attend a meeting of the Board of Directors and collect his/her reports or opinions as necessary.

Article 12 (Minutes of Meeting)

1.

Minutes must be prepared with respect to the proceedings of a meeting of the Board of Directors, containing an outline of the proceedings, the outcome thereof, and other matters prescribed by the Ministry of Justice ordinance, and the Directors and Company Auditors present at the meeting must affix their respective signatures or names and seals (including digital signatures) thereto.

2

2.	Minutes of the Board of Directors meetings shall be permanently stored according to the HD Document Management Regulations.

3.	The outline of the proceedings shall be notified to the Directors and Company Auditors who were not present at the meeting.

Article 13 (Secretariat)

1.	The Board of Directors may have a Secretariat.

2.

The Secretariat shall be responsible for the holding of the Board of Directors meetings, preparing and storing the minutes of such meetings and other affairs relating to the Board of Directors as ordered by the Chair of the meeting.

Supplementary Provisions

Article 1 (Enforcement Date)

These Regulations shall come into force as of April 1, 2021.

Article 2 (Revisions)

Revision of these Regulations shall be made by a resolution of the Board of Directors.

Enacted: April 1, 2021

3

Appendix 1 (Matters to be Resolved at the HD Board of Directors Meetings; relevant to Article 7)

Matters to be Resolved		Submission to the Strategy Committee in advance
1. Matters Relating to the General Meeting of Shareholders		Unnecessary in principle

(1)	Determination of the convocation of the General Meeting of Shareholders (time & date and place)	Unnecessary

(2)	Determination of matters to be discussed and proposals and documents to be submitted to the General Meeting of Shareholders	Unnecessary

(3)	Determination of the Record Date for the Shareholder Registry	Unnecessary

2. Matters Relating to the Directors/Board of Directors		Unnecessary in principle

(1)	Appointment and removal of Representative Director and Directors with special titles	Unnecessary

(2)	The order of Directors who shall act as the Convenor and Chair of the Board of Directors meeting when the Chairperson and the President are unable to act.	Unnecessary

(3)	Approval of competitive transactions, transactions for oneself and transactions involving conflict of interest conducted by Directors.	Unnecessary

(4)	Approval for Directors to hold an officer’s post at another company	Unnecessary

(5)	Remuneration, bonuses and other consideration for the execution of duties by the Directors	Unnecessary

(6)	Content of agreements to limit the liabilities of Directors	Unnecessary

(7)	Content of the D&O insurance, company indemnification agreement, etc.	Unnecessary

(8)	Enactment, revision and repeal of the Regulations of the Board of Directors	Unnecessary

3. Matters Relating to Shares		Unnecessary in principle

(1)	Issuance and allotment of shares for subscription, share options for subscription, etc.	Unnecessary

(2)	Reduction in the amount of legal reserve	Unnecessary

(3)	Acquisition of own shares	Unnecessary

(4)	Cancellation of own shares	Unnecessary

(5)	Share split	Unnecessary

(6)	Allotment of shares without contribution	Unnecessary

(7)	Reduction in the number of share units/discontinuation of share units	Unnecessary

(8)	Auction of shares	Unnecessary

(9)	Dividend of surplus	Unnecessary

(10)	Issuance of bonds with share options	Unnecessary

(Appendix to Regulations of the Board of Directors)

Matters to be Resolved		Submission to the Strategy Committee in advance
(11)	Appointment of administrator of shareholder registry and the location of the handling office	Unnecessary

(12)	Enactment, revision and repeal of the Share Handling Regulations	Unnecessary

4. Matters Relating to Settlement of Accounts		Unnecessary in principle

(1)	Approval of financial statements/consolidated financial statements, business reports and supplementary schedules thereto	Unnecessary

(2)	Approval of financial statements/consolidated financial statements	Unnecessary

(3)	Approval of internal control reports	Unnecessary

5. Matters Relating to Business Management in General		Necessary in principle

(1)	Enactment, revision and repeal of group-wide corporate philosophy, policies, guidelines, etc.	Unnecessary

(2)	Mid- to long-term management plan	Necessary

(3)	Determination/change of the annual budget/annual business plan	Necessary

(4)	Conclusion/change of important master agreements	Necessary

(5)	Important business partnerships and technical cooperation	Necessary

(6)	Significant investment and loan and equipment plans	Necessary

(7)	New business plans	Necessary

6. Matters Relating to Personnel and Organizational Affairs		Necessary in principle

(1)	Appointment and removal of Corporate officers with special titles and Corporate officers	Unnecessary

(2)	Determination of duties and treatment of Corporate officers with special titles and Corporate officers	Unnecessary

(3)	Transfer of employees holding a general manager or equivalent position or higher	Unnecessary

(4)	Basic policies regarding employees’ salaries	Necessary

(5)	Determination of total amount of employees’ bonuses	Necessary

(6)	Commission and removal of counselors and advisors	Unnecessary

(7)	Establishment, change and abolition of branch offices and other important structures	Necessary

(8)	Establishment, change and abolition of committees/meeting bodies, etc., and appointment and dismissal of their members	Necessary

(9)	Conclusion/change of important collective labor agreements	Necessary

(10)	Important changes to employment regulations	Necessary

(Appendix to Regulations of the Board of Directors)

Matters to be Resolved		Submission to the Strategy Committee in advance
7. Matters Relating to Assets		Necessary in principle

(1)	Disposition, acquisition and leasing of important property	Necessary

(2)	Establishment of security interest, change or release	Necessary

(3)	Disposal of significant uncollectible debts	Necessary

8. Matters Relating to Funds		Necessary in principle

(1)	Management of important assets/large fund amounts	Necessary

(2)	Debt guarantee for a third party	Necessary

(3)	Establishment of large donation amounts/advertisement expenses	Necessary

(4)	Borrowing of significant amounts	Necessary

(5)	Establishment of limits on borrowing of funds and discounts on notes	Necessary

(6)	Establishment of limits on acquisition of short-term securities	Necessary

9. Development of Internal Control Systems		Unnecessary in principle

(1)	Development of such systems as stipulated under Article 362, Paragraph 4, Item (vi) of the Companies Act	Unnecessary

(2)	Development and implementation of systems to ensure proper financial reporting based on the “Practice Standards for Management Assessment and Audit concerning Internal Control over Financial Reporting” of the Business Accounting Council	Unnecessary

10. Matters Relating to Affiliated Companies		Necessary in principle

(1)	Foundation, dissolution and liquidation of affiliated companies	Necessary

(2)	Other matters separately stipulated as requiring approval of the Board of Directors of the Company under the HD Affiliated Companies Management Regulations	Necessary

11. Other		Necessary

(1)	Countermeasures with respect to important lawsuits and disputes (except for those related to intellectual property rights)	Necessary

(2)	Enactment, revision and repeal of the HD Administrative Rules of Regulations, and the regulations defined as the basic regulations in the HD Administrative Rules of Regulations	Unnecessary

(3)	Matters to be decided by the Board of Directors under laws, regulations or the Articles of Incorporation	Necessary in principle

(4)	Other matters deemed important by the Board of Directors

(Appendix to Regulations of the Board of Directors)

Appendix 2 (Matters to be Reported to/Discussed by the Board of Directors; relevant to Article 8)

1.	Monthly balance sheet, income statement and cashflow statement

2.	Monthly income statement of the Group

3.	Important matters among those approved by the Representative Director and those determined at each meeting bodies

4.	Transfer of managers excluding those holding a general manager or equivalent position or higher

5.	Implementation status of business plans

6.	Important matters relating to finance

7.	Important matters relating to employees and salaries; matters relating to important rewards and punishments of employees

8.	Important matters relating to legal affairs and PR

9.	Important matters relating to business activities like quality issues of products and services provided by each affiliate company of the Group

10.	Reports from committees and other meeting bodies, and their important discussions

11.	Important matters relating to corporate governance

12.	Other matters to be reported

Enacted as of April 1, 2021

4

(Appendix to Regulations of the Board of Directors)